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                                                                     EXHIBIT 3.5



                             AMENDMENT OF THE BYLAWS
                                       OF
                          AMYLIN PHARMACEUTICALS, INC.



     Upon approval of the Board of Directors of Amylin Pharmaceuticals, Inc. (the "Company"), the Company's Bylaws are amended as follows:

     1. Section 6(a) of Article III is amended to read as follows:

          "Section 1. Special Meetings.

         (a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the President or the Board of Directors, as the case may be, shall fix."


                            CERTIFICATE OF SECRETARY

I, the undersigned, certify that I am the presently elected and acting Secretary of Amylin Pharmaceuticals, Inc., a Delaware corporation, and the above amendment to the corporation's Bylaws was adopted at a meeting of the Board of Directors duly held on October 12, 1999.





                                         /s/ NANCY K. DAHL
                                        -----------------------------------
                                        Nancy K. Dahl
                                        Secretary


                                       1.